Exhibit 10.23

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

AMENDED AND RESTATED AGREEMENT

AMONG

THE JOHNS HOPKINS UNIVERSITY

&

THE UNIVERSITY OF WASHINGTON

&

CURIS, INC.

JHU REF. NO.: 9765

Amended and Restated Agreement

Effective as of June 1, 2003 (“Effective Date”), The Johns Hopkins University, a body having corporate powers under the laws of the State of Maryland and an address at 3400 N. Charles St., Baltimore, Maryland, 21218- 2695 (“JOHNS HOPKINS”), the University of Washington (the “UNIVERSITY OF WASHINGTON”), a body having corporate powers under the laws of the State of Washington, and Curis Inc., formerly Ontogeny Inc., a Delaware corporation having a principal place of business at 61 Moulton Street, Cambridge, MA 02138 (“CURIS”), agree as follows:

Article 1

Background

1.1	JOHNS HOPKINS represents and warrants that it is owner by assignment from Philip A. Beachy, an investigator employed by Howard Hughes Medical Institute (“HHMI”) and Jeffrey Porter, a former employee of HHMI, and HHMI, and that the UNIVERSITY OF WASHINGTON represents and warrants that it is the owner by assignment from Randall T. Moon, an investigator employed by HHMI, and HHMI of the entire right, title and interest in the United States and Foreign Patent Applications (“Hedgehog Patent Applications”) set forth in Appendix A, and in the inventions described and claimed therein (“Invention(s)”), and any Licensed Patent, defined in Article 2, which may issue to the Invention, and that JOHNS HOPKINS and the UNIVERSITY OF WASHINGTON have the sole authority to grant the licenses granted hereunder.

1.2	JOHNS HOPKINS and the UNIVERSITY OF WASHINGTON have certain technical data and information (“Technology”) pertaining to Invention.

1.3	JOHNS HOPKINS and the UNIVERSITY OF WASHINGTON want the Technology and Invention perfected and marketed in a reasonable period of time in order that resulting products will be available for public use and benefit.

1.4	CURIS would like to practice the Invention and related Technology, and is therefore desirous of obtaining a license under Licensed Patent to develop, manufacture, use, and sell Licensed Product and Developed Products as these terms are defined hereunder in the area of therapeutics, diagnostics and research reagents.

1.5	The Technology and Invention were developed in HHMI laboratories at JOHNS HOPKINS and the UNIVERSITY OF WASHINGTON.

1.6	JOHNS HOPKINS and the UNIVERSITY OF WASHINGTON agree that all notifications and payments by CURIS pursuant to this Agreement will be made to, and accepted by, JOHNS HOPKINS for the benefit of both JOHNS HOPKINS and the UNIVERSITY OF WASHINGTON.

1.7	CURIS (then Ontogeny Inc.), JOHNS HOPKINS and the UNIVERSITY OF WASHINGTON entered into an Agreement dated as of September 26, 1996 (the “Original Agreement”). CURIS, JOHNS HOPKINS and the UNIVERSITY OF WASHINGTON are desirous of amending and restating the terms of the Original Agreement, as agreed by the parties hereunder.

Article 2

Definitions

2.1	“Affiliated Company” as used herein in either singular or plural shall mean any corporation, company, partnership, joint venture or other entity, which controls, is controlled by or is under common control with CURIS. For purposes of this Paragraph 2.1, control shall mean the direct or indirect ownership of at least fifty- percent (50%) of the voting or economic interest in the entity. “Affiliate(s)” shall have the correlative meaning.

2.2	“Licensed Patent(s)” as used herein in either singular or plural means any U.S. Letters Patent issued upon the Hedgehog Patent Applications, as listed in Appendix A, or upon any divisions, continuations, reissues, reexamines, extensions, and any claims in continuations-in-part (CIPs) applications (and patents that issue therefrom) that are directed to subject matter specifically described in the applications listed in Appendix A, and claims of all foreign patent applications, patents, and other intellectual property, including, but not limited to, extensions, inventor’s certificates and supplemental protection certificates, which are directed to subject matter specifically described in the United States patents and/or patent applications listed in Appendix A. All such divisions, continuations, reissues, reexaminations, claims in CIPs and claims in foreign applications and patents issuing thereon directed to subject matter specifically described in the applications listed in Appendix A will be automatically incorporated in and added to this Agreement. CIP applications shall only be filed for new matter which supports claims to Inventions described in the Hedgehog Patent Applications and could not be filed in a stand alone, original patent application.

2.3	“Licensed Material(s)” as used herein in either singular or plural means those proprietary materials which are enumerated in Appendix B, and transferred from JOHNS HOPKINS through Philip A. Beachy to CURIS pursuant to the terms of this Agreement.

2.4	“Licensed Product(s)” as used herein in either singular or plural means any product or process in the Licensed Field of Use, the importation, manufacture, use, offer for sale, or sale of which would constitute, but for the license granted to CURIS pursuant to this Agreement, an infringement of a Valid Claim of a Licensed Patent in the country in which the product is manufactured, imported, used or sold. Infringement shall include, but is not limited to, direct, contributory or inducement to infringe.

1.5	“Developed Product(s)” as used herein in either singular or plural means any material, composition, drug, product, method or process developed by CURIS or its Affiliate(s) which incorporates, uses or is manufactured or discovered in material part through the use of Licensed Materials or materials covered by Licensed Patent(s). For the avoidance of doubt, Developed Products include small molecules which have a specific, therapeutic action by agonizing or antagonizing the hedgehog biological signaling pathway. Developed Product(s) excludes Licensed Product(s).

1.6	“Net Sales” means the gross revenue derived by CURIS, an Affiliated Company, Sublicensee(s) or Developed Product Licensee(s) from sale(s) of Licensed Product(s) and/or Developed Product(s) to unrelated third parties, less the following items but only as they actually pertain to the disposition of the Licensed Product(s) and/or Developed Product(s) by CURIS, its Affiliate(s), Sublicensee(s) or Developed Product Licensee(s) are included in the gross revenue, and are separately billed:

(a)	Taxes levied on and/or other governmental charges made as to production, sales, transportation, delivery or use and paid by or on behalf of CURIS;

(b)	Costs of insurance, packing, and transportation, where separately invoiced and not paid by the customer, from the place of manufacture to the customer’s premises or point of installation;

(c)	Credit for returns, allowances, or trades; and

(d)	Trade, quantity or cash discounts and non-affiliated brokers’ or agents’ commissions allowed and actually taken.

2.2	“Licensed Field of Use” means (i) human therapeutics for cancer, (ii) human therapeutics for neurobiology, (iii) human therapeutics for skeletal, (iv) human therapeutics for all other areas, (v) veterinary therapeutics, (vi) drug discovery, (vii) in vivo diagnostics, (viii) in vitro diagnostics, and (ix) research reagents.

2.3	“Exclusive” means that, subject to Article 3.3 and Article 4, neither JOHNS HOPKINS nor the UNIVERSITY OF WASHINGTON will grant additional licenses to Licensed Patents in the Licensed Field of Use.

2.4	“Sublicense(s)” as used herein in either singular or plural means any grant of rights by CURIS under CURIS’s rights to Licensed Patents or Licensed Materials.

2.5	“Sublicensee(s)” as used herein in either singular or plural means any party other than an Affiliated Company to which CURIS has granted a Sublicense(s) pursuant to this Agreement.

2.6	“Developed Product License(s)” as used herein in either singular or plural means any grant of rights by CURIS to a non-Affiliate party under CURIS’s rights to Developed Product(s).

2.12	“Developed Product Licensee(s)” as used herein in either singular or plural means any party other than an Affiliated Company to which CURIS has granted rights to Developed Product(s) pursuant to this Agreement.

2.13	“Harvard University Patents/Applications” means [**], any divisions, continuations, reissues, reexamines, extensions, and CIPs thereof, and patents issuing therefrom and any and all foreign patents or patent applications or supplemental protection certificates corresponding thereto.

2.14	“Columbia University Patents/Applications” means [**], any divisions, continuations, reissues, reexamines, extensions, and CIPs thereof, and patents issuing therefrom and any and all foreign patents or patent applications or supplemental protection certificates corresponding thereto.

2.15	“Original Effective Date” means September 26, 1996.

2.16	“Valid Claim” shall mean a claim in any pending or unexpired issued United States or foreign patent which shall not have been withdrawn, canceled or disclaimed, nor held invalid by a court of competent jurisdiction in an unappealed or unappealable decision.

2.17	“Active Ingredient(s)” as used herein in either singular or plural shall mean those ingredients essential to a combination product as defined in Paragraph 6.3 herein and on which CURIS or its Affiliate(s) has either, (i) an obligation to pay royalties to a third party, or (ii) owns issued and/or pending patent rights.

Article 3

License Grant to CURIS

3.1	JOHNS HOPKINS and the UNIVERSITY OF WASHINGTON grant to CURIS, upon and subject to the terms and conditions in this Agreement,

(i)	a worldwide Exclusive license to Licensed Patents, in the Licensed Field of Use, to import, make, use, offer for sale, sell, have made, and have sold Licensed Product(s) described and/or claimed therein;

(ii)	a worldwide Exclusive license under Licensed Patents and Licensed Materials to develop, make and have made Developed Product(s) in the Licensed Field of Use; and

(iii)	a worldwide non-exclusive license to Licensed Materials.

These grants shall apply to CURIS and any Affiliated Company. If any Affiliated Company exercises rights under this Agreement, such Affiliated Company shall be bound by all terms and conditions of this Agreement, including, but not limited to, indemnity and insurance provisions and royalty payments, which shall apply to the exercise of the rights, to the same extent as would apply had this Agreement been directly between JOHNS HOPKINS, the UNIVERSITY OF WASHINGTON and the Affiliated Company. In addition, CURIS shall remain fully liable to JOHNS HOPKINS, the UNIVERSITY OF WASHINGTON, and HHMI for all acts and obligations of Affiliated Company such that acts of the Affiliated Company shall be considered acts of the CURIS. Wes to add in concept of AFFILIATES

3.2	The period of the Exclusive license granted in Article 3.1, including the right to grant Sublicense(s) pursuant to Article 14, in the Licensed Field of Use, begins on the Original Effective Date and shall continue, in each country, until the date of the expiration of the last to expire patent included within the Licensed Patents in that country.

The royalty obligations for the sale or provision of Developed Product(s) shall terminate in any country with respect to Net Sales, ten (10) years from the time of first commercial sale of a regulatory approved product.

3.3	JOHNS HOPKINS, The Johns Hopkins Health Systems, HHMI and the UNIVERSITY OF WASHINGTON have the right to practice the Invention(s) and Licensed Patents for their own non-profit research purposes or in non-profit research collaborations with third party academic or not-for-profit research institutions, including the right to distribute Licensed Materials for non-profit academic research use to non-commercial entities as is customary in the scientific community. JOHNS HOPKINS, HHMI and the UNIVERSITY OF WASHINGTON also have the right to publish any information included in the Licensed Patent.

Article 4

Rights of United States in Licensed Patents

This Agreement is subject to all of the terms and conditions of Title 35 United States Code Sections 200 through 204. This includes the obligation that, during the period of exclusivity of this license in the United States, CURIS agrees that it shall manufacture and shall cause its Affiliate(s) or Sublicensee(s) (if any) to manufacture, substantially in the United States all Licensed Products sold in the United States, or obtain appropriate government waivers of such obligation, and to take all reasonable action necessary to enable JOHNS HOPKINS and the UNIVERSITY OF WASHINGTON to satisfy their obligations to the United States Federal Government, relating to Licensed Products.

Article 5

Diligence by CURIS

5.1	As an inducement to JOHNS HOPKINS and the UNIVERSITY OF WASHINGTON to enter into this Agreement, CURIS and its Affiliate(s) or Sublicensee(s) (if any) will use reasonable effort and diligence to proceed with the development, manufacture, and sale or lease of Licensed Product(s) and/or Developed Product(s) and to diligently develop markets for the Licensed Product and/or Developed Product(s). Specific milestones or other measures of diligence are set forth in Appendix C. If CURIS or its Affiliate(s) or Sublicensee(s) (if any) fails to meet any such milestone as enumerated in Appendix C, JOHNS HOPKINS may institute proceedings to terminate CURIS’s rights to certain areas in the Licensed Field of Use. Such termination proceedings will involve reasonable written notice to CURIS specifically detailing the basis for JOHNS HOPKINS’s termination, and a reasonable opportunity, including a further ninety (90) day cure period, for CURIS to refute or cure the basis for JOHNS HOPKINS’s concern. Should unexpected impediments occur during development, these milestones may be renegotiated by the parties upon written request by CURIS detailing its diligent efforts, or those of its Affiliate(s) or Sublicensees (if any), and reasons requesting modification of the milestones. In making their decision to terminate certain of CURIS’s rights, JOHNS HOPKINS shall take into consideration the normal course of such programs conducted with sound and reasonable business practices and judgment and shall take into account the reports provided under this Agreement by CURIS.

5.2	In the event JOHNS HOPKINS becomes aware of third parties that wish to license the Licensed Patents in the Licensed Field of Use pursuant to Articles 2.7(viii) or 2.7(ix) and such license to a third party would not result in competition to CURIS or would otherwise have a potentially adverse commercial effect upon the licensing, development, marketing or sales of the Licensed Product developed by CURIS, JOHNS HOPKINS shall so notify CURIS, and CURIS shall exercise one of the following options within ninety (90) days of notification to CURIS by JOHNS HOPKINS:

(a)	commence active research and development of Licensed Patents in the Licensed Field of Use pursuant to Articles 2.7(viii) or 2.7(ix);

(b)	grant a Sublicense to said third parties to make, use and sell Licensed Product(s) in the Licensed Field of Use pursuant to Articles 2.7(viii) or 2.7(ix); or

(c)	grant the right to JOHNS HOPKINS to directly license said third parties to make, use and sell Licensed Products in the Licensed Field of Use pursuant to Articles 2.7(viii) or 2.7(ix).

In the event CURIS selects the option outlined in Article 5.2(a), CURIS or its Affiliate(s) or Sublicensee(s) (if any) will use reasonable effort and diligence to proceed with the development, manufacture, and sale or lease of Licensed Product(s) in the Licensed Field of Use pursuant to Articles 2.7(viii) or 2.7(ix) and to diligently develop markets for the Licensed Product in the Licensed Field of Use pursuant to Articles 2.7(viii) or 2.7(ix).

5.3	Progress Report. On or before September 30 of each year until CURIS or its Affiliate(s), Sublicensee(s) or Developed Product Licensee(s) (if any) markets a Licensed Product(s) and/or Developed Product(s), CURIS shall submit an annual report covering the preceding year ending June 30, regarding the progress of CURIS, its Affiliate(s), Sublicensee(s) or Developed Product Licensee(s) (if any) toward commercial use of Licensed Product(s) and/or Developed Product(s). Additionally, CURIS will provide, upon written request from JOHNS HOPKINS, one additional interim report per year covering the time period subsequent to the last previous annual report. The annual and interim reports will include, as a minimum, information sufficient to enable JOHNS HOPKINS to satisfy reporting requirements of the U.S. Government and for JOHNS HOPKINS to ascertain progress by CURIS or its Affiliate(s) or Sublicensee(s) (if any) toward meeting the diligence requirements of Article 5.

Annual Reports shall include:

(i)	evidence of insurance as required under Article 10.2, or, a statement of why such insurance is not currently required; and

(ii)	identification of all Affiliated Companies which have exercised rights pursuant to Article 3, or a statement that no Affiliated Company has exercised such rights; and

(iii)	identification of all Sublicensee(s) or Developed Product Licensee(s); and

(iv)	notice of all FDA approvals of any Licensed Product(s) or Developed Product(s) obtained by CURIS, Affiliated Company, Sublicensee(s) or Developed Product Licensee(s), the patent(s) or patent application(s) licensed under this Agreement upon which such product or service is based, and the commercial name of such product or service, or, in the alternative, a statement that no FDA approvals have been obtained.

Article 6

Payments due to Johns Hopkins

6.1	Until the end of the period of the Exclusive license as set forth in Article 3.2, CURIS will pay to JOHNS HOPKINS a minimum yearly royalty of [**] dollars ($[**]). Said minimum yearly royalties will be paid to JOHNS HOPKINS by CURIS by November 30th of each year. Minimum yearly royalty payments made in the year 2003 and after will be fully creditable against the earned royalties payments provided by Articles 6.3 or 6.5 in that same year.

6.2	As further consideration for JOHNS HOPKINS’ and the UNIVERSITY OF WASHINGTON’S agreement to enter into this Agreement, the parties agree as follows:

(a)	On or after the Effective Date JOHNS HOPKINS, UNIVERSITY OF WASHINGTON, Dr. Philip Beachy and Dr. Jeffery Porter (the “Recipients”) are entering into a Stock Agreement on substantially the terms attached hereto as Appendix F (the “Stock Agreement”), pursuant to which CURIS shall issue to the Recipients, the shares described in the Stock Agreement attached as Exhibit A, respectively (collectively, the “Shares”), of CURIS Common Stock (“Common Stock”). The Stock Agreement provides, among other things, that (i) the Recipients shall have the right on one occasion beginning anytime after the date which is six (6) months after the date of execution of the Stock Agreement (the “Registration Date”) to request the registration of the Shares for resale on a Form S-3 registration statement and (ii) until the Registration Date, the Recipients shall not sell, transfer, pledge, hypothecate or otherwise dispose of the Shares. Notwithstanding the foregoing, CURIS may elect, in its sole discretion, to include the Shares in any resale registration statement that it files for the benefit of other CURIS stockholders prior to the Registration Date; provided that, in any event the Shares shall remain subject to the limitations of subsection (a)(ii) above until the Registration Date.

(b)	Upon the earlier of (i) the day immediately preceding the date of a Change of Control (as defined below) or (ii) the date which is no later than thirty (30) calendar days after the date on which the first Licensed Product or Developed Product enters Phase III clinical trials CURIS shall transfer to JOHNS HOPKINS, the UNIVERSITY OF WASHINGTON, Dr. Philip Beachy and Dr. Jeffery Porter one hundred thousand (100,000) shares of CURIS Common Stock on substantially the terms set forth in the Stock Agreement attached as Exhibit A pursuant to which CURIS shall issue to the parties the shares described in the Stock Agreement attached as Appendix F, respectively (collectively, the “Shares”), of CURIS Common Stock (“Common Stock”).

As used herein, “Change of Control” shall mean:

(i)	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of CURIS if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of CURIS (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of CURIS entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from CURIS (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of CURIS, unless the Person exercising, converting or exchanging such security acquired such security directly from CURIS or an underwriter or agent of CURIS), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by CURIS or any corporation controlled by CURIS, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii)	such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to CURIS), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the effective date of this Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)	the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving CURIS or a sale or other disposition of all or substantially all of the assets of CURIS (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding

Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns CURIS or substantially all of CURIS’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by CURIS or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

6.3	In addition, CURIS will pay to JOHNS HOPKINS earned royalties on Net Sales as follows:

(a)	For sale by CURIS or an Affiliated Company of any Licensed Product(s) as a human and/or veterinary therapeutic and/or in vivo diagnostic and/or research reagents:

(i)	[**] percent ([**]%) of Net Sales of such Licensed Product(s), where such Licensed Product is not a product containing an antibody which binds to a hedgehog polypeptide, which royalty will be reduced by [**] percent ([**]%) of other royalty payments made by CURIS or an Affiliated Company upon the sale of Licensed Product, but which royalty shall be no less than [**] percent ([**]%) of Net Sales of Licensed Product; and

(ii)	[**] percent ([**]%) of Net Sales of such Licensed Product, where such Licensed Product contains an antibody which binds to a hedgehog polypeptide; and

(b)	For sale by CURIS or an Affiliated Company of any Licensed Product(s) and/or Developed Product(s) as in vitro diagnostic reagents:

(i)	[**] percent ([**]%) of Net Sales of such Licensed Product(s) wherein Licensed Product is the sole active ingredient of kit or reagent sold and such Licensed Product is not an antibody which binds to a hedgehog polypeptide, which royalty will be reduced by [**] percent ([**]%) of other royalty payments made by CURIS or an Affiliated Company upon the sale of Licensed Product, but which royalty shall be no less than [**] percent ([**]%) of Net Sales of Licensed Product;

(ii)	[**] percent ([**]%) of Net Sales of such Licensed Product wherein Licensed Product is an antibody which binds to a hedgehog polypeptide and is the sole active ingredient of kit or reagent sold;

(iii)	The product of [**] percent ([**]%) and (A/B) on Net Sales of combination products wherein such combination products are those in which Licensed Product is one of two or more Active Ingredients and such Licensed Product is not an antibody which binds to a hedgehog polypeptide. If stand alone values are available for all Active Ingredients in such a combination product, then “A” shall mean the stand alone value of the Licensed Product incorporated into the combination product, and “B” shall mean the aggregate of the stand alone values of all Active Ingredients, including Licensed Product, in the combination product. In the event that stand alone values are not available for all Active Ingredients incorporated into such a combination product, then A shall mean the royalty of [**] percent ([**]%) owed JOHNS HOPKINS by CURIS or its Affiliate(s) under this Agreement, and B shall mean the aggregate of all royalties on Active Ingredients incorporated into the combination product owed by CURIS or its Affiliate(s)to third parties. To the extent that B in this latter case includes Active Ingredients covered by issued/pending patents solely owned by CURIS and on which CURIS or its Affiliate(s) owes no third party royalties, CURIS and JOHNS HOPKINS will enter into good faith negotiations to ascribe royalty values to the Active Ingredients covered by such issued/pending patents; and

(iv)	The product of [**] percent ([**]%) and (A/B) on Net Sales of combination products wherein such combination products are those in which Licensed Product is one of two or more Active Ingredients and such Licensed Product is an antibody which binds to a hedgehog polypeptide or in which Developed Product is one of two or more Active Ingredients. If stand alone values are available for all Active Ingredients in such a combination product, then “A” shall mean the stand alone value of the Licensed Product or Developed Product incorporated into the combination product, and “B” shall mean the aggregate of the stand alone values of all Active Ingredients, including Licensed Product or Developed Product, in the combination product. In the event that stand alone values are not available for all Active Ingredients incorporated into such a combination product, then A shall mean the royalty of [**] percent ([**]%) owed JOHNS HOPKINS by CURIS or its Affiliate(s) under this Agreement, and B shall mean the aggregate of all royalties on Active Ingredients incorporated into the combination product owed by CURIS to third parties. To the extent that B in this latter case includes Active Ingredients covered by issued/pending patents solely owned by CURIS and on which CURIS or its Affiliate(s) owes no third party royalties, CURIS and JOHNS HOPKINS will enter into good faith negotiations to ascribe royalty values to the Active Ingredients covered by such issued/pending patents.

(c)	For sale of Developed Product(s) by CURIS or its Affiliate(s) other than Developed Product(s) covered under Paragraphs 6.3 (b)(iv) or 6.3(d)(iv) [**] percent ([**]%) of Net Sales of such Developed Product(s).

(d)	For sale by CURIS or its Affiliate(s) of therapeutic cell preparations (“Cell Preparations”) which could not have been made but for the Licensed Product:

(i)	[**] percent (3%) of Net Sales of Cell Preparations wherein Licensed Product is the sole active ingredient used in cell processing to generate the Cell Preparation and such Licensed Product is not an antibody which binds to a hedgehog polypeptide, which royalty will be reduced by [**] percent ([**]%) of other royalty payments made by CURIS or its Affiliate(s) upon the sale of Licensed Product, but which royalty shall be no less than one and [**] percent ([**]%) of Net Sales of Licensed Product;

(ii)	[**] percent ([**]%) of Net Sales of Cell Preparations wherein Licensed Product is the sole active ingredient used in cell processing to generate the Cell Preparation and such Licensed Product is an antibody which binds to a hedgehog polypeptide or a Developed Product covered under Article 2.5;

(iii)	The product of [**] percent ([**]%) and (A/B) on Net Sales of Cell Preparations of combination products wherein such combination products are those in which Licensed Product is one of two or more Active Ingredients and such Licensed Product is not an antibody which binds to a hedgehog polypeptide. If stand alone values are available for all Active Ingredients in such a combination product, then “A” shall mean the stand alone value of the Licensed Product incorporated into the combination product, and “B” shall mean the aggregate of the stand alone values of all Active Ingredients, including Licensed Product, in the combination product. In the event that stand alone values are not available for all Active Ingredients incorporated into such a combination product, then A shall mean the royalty of [**] percent ([**]%) owed JOHNS HOPKINS by CURIS or its Affiliate(s) under this Agreement, and B shall mean the aggregate of all royalties on Active Ingredients incorporated into the combination product owed by CURIS or its Affiliate(s) to third parties. To the extent that B in this latter case includes Active Ingredients covered by issued/pending patents solely owned by CURIS and on which CURIS or its Affiliate(s) owes no third party royalties, CURIS and JOHNS HOPKINS will enter into good faith negotiations to ascribe royalty values to the Active Ingredients covered by such issued/pending patents; and

(iv)	The product of [**] percent ([**]%) and (A/B) on Net Sales of Cell Preparations of combination products wherein combination products are those in which Licensed Product is one of two or more Active Ingredients and such Licensed Product is an antibody which binds to a hedgehog polypeptide or in which Developed Product is one of two or more Active Ingredients. If stand alone values are available for all Active Ingredients in such a combination product, then “A” shall mean the stand alone value of the Licensed Product or Developed Product incorporated into the combination product, and “B” shall mean the aggregate of the stand alone values of all Active Ingredients, including Licensed Product or Developed Product, in the combination product. In the event that stand alone values are not available for all Active Ingredients incorporated into such a combination product, then A shall mean the royalty of [**] percent ([**]%) owed JOHNS HOPKINS by CURIS or its Affiliate(s) under this Agreement, and B shall mean the aggregate of all royalties on Active Ingredients incorporated into the combination product owed by CURIS or its Affiliate(s) to third parties. To the extent that B in this latter case includes Active Ingredients covered by issued/pending patents solely owned by CURIS and on which CURIS owes no third party royalties, CURIS and JOHNS HOPKINS will enter into good faith negotiations to ascribe royalty values to the Active Ingredients covered by such issued/pending patents;

6.4	Such payments under Article 6.3 shall be made quarterly. All non-US taxes related to Licensed Product(s) or Developed Product(s) sold under this Agreement shall be paid by CURIS and shall not be deducted from royalty or other payments due to JOHNS HOPKINS.

(a)	In order to insure JOHNS HOPKINS the full royalty payments contemplated hereunder, CURIS agrees that in the event any Licensed Product(s) or Developed Product(s) shall be sold by CURIS to an Affiliated Company, Sublicensee(s), Developed Product Licensee(s) or to a corporation, firm or association with which CURIS shall have any agreement, understanding or arrangement with respect to consideration (such as, among other things, an option to purchase stock or actual stock ownership, or an arrangement involving division of profits or special rebates or allowances) the royalties to be paid hereunder for such Licensed Product(s) or Developed Product(s) shall be based upon the greater of: 1) the net selling price (per Net Sales) at which the purchaser of Licensed Product(s) or Developed Product(s) resells such product to the end user or 2) the net selling price (per Net Sales) of Licensed Product(s) or Developed Product(s) paid by the purchaser.

(b)	CURIS acknowledges that its agreement to make payments to JOHN HOPKINS under this Paragraph regarding rights and products that are not: (i) included in Licensed Patents, or, (ii) a Licensed Product(s) has been made for purposes of its own convenience, to be paid hereunder in lieu of other payments as might have otherwise been required to be paid for the license of the rights delivered hereunder.

6.5	In addition to the running royalties as set forth under Article 6.3, CURIS will pay JOHNS HOPKINS a percentage of consideration received for any Sublicense(s) and/or

Developed Product License(s) under this Agreement as set forth hereunder. Such consideration shall mean consideration of any kind received by CURIS or its Affiliate(s) from a Sublicensee(s)and/or Developed Product Licensee(s) for the grant of a Sublicense(s) and/or Developed Product License(s) under this Agreement, such as upfront fees or milestone fees and including any premium paid by the Sublicensee(s) or Developed Product Licensee(s) over Fair Market Value for stock of CURIS or an Affiliated Company in consideration for such Sublicense(s) and/or Developed Product License(s). However, not included in such Sublicense(s) and /or Developed Product License(s) consideration are amounts paid to CURIS or an Affiliated Company by the Sublicensee(s) and/or Developed Product Licensee(s) for product development, research work, clinical studies and regulatory approvals performed by or for CURIS or Affiliated Companies (including third parties on their behalf), each pursuant to a specific agreement including a performance plan and commensurate budget. The term “Fair Market Value” shall mean the average price that the stock in question is publicly trading at for twenty (20) days prior to the announcement of its purchase by the Sublicensee(s) and/or Developed Product Licensee(s)or if the stock is not publicly traded, the value of such stock as determined by the most recent private financing through a financial investor (an entity whose sole interest in CURIS or Affiliated Company is financial) of CURIS or Affiliated Company that issued the shares.

(a)	If CURIS or its Affiliate(s) grants a Sublicense under this Agreement to a Sublicensee(s), CURIS or its Affiliate(s) shall pay to JOHNS HOPKINS [**]percent ([**]%) of any royalties, fees or other amounts received by CURIS or its Affiliates as a result of the Sublicensee’s development and/or sale of Licensed Products where such Licensed Product is not an antibody which binds to a hedgehog polypeptide; or [**] percent ([**]%) of any royalties, fees or other amounts received by CURIS or its Affiliates as a result of the Sublicensee’s development and/or sale of Licensed Product(s) where such Licensed Product is an antibody which binds to a hedgehog polypeptide.;

(b)	If CURIS or its Affiliate(s) grants a Developed Product License(s) under this Agreement to a Developed Product Licensee(s), CURIS shall pay to JOHNS HOPKINS [**] percent ([**]%) of any royalties, fees or other amounts received by CURIS or its Affiliates as a result of the Developed Product License.

(c)	If CURIS or its Affiliate(s), in order to enable a Sublicensee(s) and/or Developed Product Licensee(s) to make, use, sell or otherwise exploit the Licensed Product(s) and/or Developed Product(s) in any jurisdiction, reasonably determines that they must make royalty payments to one or more independent third parties to obtain a license or similar right to make, use, sell or otherwise exploit the Licensed Product(s) and/or Developed Product(s), then CURIS or its Affiliate(s) may reduce the share of CURIS’ sublicensing income due to JOHNS HOPKINS under 6.5 (a) or (b), by the amount paid to such one or more independent third parties, but in no event shall any such payment due to JOHNS HOPKINS be reduced by more than [**]% as a result of such reduction.

6.6	Form of Payment. All payments under this Agreement shall be made in U.S. Dollars. Checks are to be made payable to “The Johns Hopkins University”. Wire transfers may be made through:

The Johns Hopkins University

M&T Bank

One M&T Plaza

Buffalo, NY 14203

Transit/Routing/ABA number: 022000046

SWIFT code: MANTUS33INT

CHIPS ABA number: 0555

Account number: 09000522

Reference: JHU Office of Licensing and Technology Development

                    (JHU Ref. No.: 9765)

Attn: Financial Manager

CURIS shall be responsible for any and all costs associated with wire transfers.

6.7	Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of the sum of (a) two percent (2%) plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of JOHNS HOPKINS to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Article 15.

Article 7

Prosecution of Licensed Patents

7.1	JOHNS HOPKINS and CURIS will share responsibility for patent prosecution as follows:

JOHNS HOPKINS will lead the management of prosecution of the Licensed Patent(s) using patent counsel reasonably acceptable to CURIS, which counsel will use diligent efforts to prosecute the Licensed Patent(s) in the best interest of CURIS, JOHNS HOPKINS, HHMI and the UNIVERSITY OF WASHINGTON. JOHNS HOPKINS agrees to use reasonable efforts to keep such patent costs reasonable for the benefit of CURIS, provided however, that the quality and scope of the Licensed Patent(s) will not be jeopardized by such minimization. JOHNS HOPKINS’ patent counsel will directly notify CURIS and CURIS’s patent counsel, and provide CURIS and CURIS’s patent counsel copies of any official communications from United States and foreign patent offices relating to said prosecution, as well as copies of relevant communications to the various patent offices so that CURIS may be informed and appraised of the continuing prosecution of Licensed Patent(s). In addition, JOHNS HOPKINS shall cause CURIS to be directly copied on all correspondence between JOHNS HOPKINS and JOHNS HOPKINS’s patent counsel with regard to the status of any and all patents and patent applications comprising Licensed Patent(s). CURIS will have reasonable opportunities to participate in decision making on key decisions affecting filing, prosecution and maintenance of the Licensed Patent(s), including, without limitation reasonable opportunity to review the abandonment of any Licensed Patent(s) or claims thereof, and JOHNS HOPKINS will use reasonable efforts to incorporate CURIS’s reasonable suggestions regarding said prosecution. JOHNS HOPKINS will use reasonable efforts to amend any patent application to include claims reasonably requested by CURIS to protect Licensed Product(s). No case will be abandoned without giving CURIS at least thirty (30) days notice and opportunity to pursue the application.

7.2	Except as by mutual agreement between the parties, patent applications comprising the Licensed Patent(s) are to be filed in the major world markets, which filing will be satisfied by filing in the following patent offices: United States, Canada, Japan, Australia and Europe.

7.3	If CURIS demonstrates that it is not being adequately informed or apprised of the continuing prosecution of Licensed Patent(s) or that CURIS is not being provided with reasonable opportunities to participate in decision making as indicated in the above paragraph, CURIS will assume lead management of the prosecution of the Licensed Patent(s), using patent counsel reasonably acceptable to JOHNS HOPKINS (such patent counsel to understand that both JOHNS HOPKINS and CURIS are its clients), and CURIS will thereafter provide JOHNS HOPKINS with the same safeguards which CURIS was due under Article 7.1 (except patents shall be prosecuted in the best interests of the patent owners). Any such demonstration will involve reasonable written notice to JOHNS HOPKINS specifically detailing CURIS’ concern, and a reasonable opportunity, including a 90 day cure period, for JOHNS HOPKINS to refute or cure the basis for CURIS’ concern. CURIS agrees to diligently prosecute or assist in prosecuting Licensed Patent(s). If after the cure period JOHNS HOPKINS and CURIS still cannot agree on a cure for CURIS’ concern, both parties agree to submit the dispute to mediation as set forth in Article 17 below.

7.4	Within 45 days after receipt of a statement from JOHNS HOPKINS, CURIS will reimburse JOHNS HOPKINS for all costs incurred by JOHNS HOPKINS, including those costs incurred prior to the Original Effective Date, in connection with the preparation, filing and prosecution of all patent applications and maintenance of patents corresponding to the Invention. Such fees and costs shall not include costs incurred by JOHNS HOPKINS in the use of its own resources, such as employee time, and shall not extend to patenting fees and costs incurred by JOHNS HOPKINS after termination of this Agreement. CURIS will provide payment authorization to JOHNS HOPKINS at least one (1) month before an action is due, provided that CURIS has received timely notice of such action from JOHNS HOPKINS. For the purposes of this Article 7.4, notice will be considered given to CURIS when CURIS and CURIS’ patent counsel is copied and is in receipt of material sent by JOHNS HOPKINS’ patent counsel. CURIS will provide written authorization to JOHNS HOPKINS and its patent attorney in response to all notices sent by JOHNS HOPKINS’ patent counsel. Failure to provide written authorization, if adequate notice was given to CURIS, shall constitute a CURIS decision not to authorize an action. In any country where CURIS elects not to authorize an action, have a patent application filed or to pay expenses associated with filing, prosecuting or maintaining a patent application or patent within Licensed Patent(s), JOHNS HOPKINS may file, prosecute and/or maintain a patent application or patent at its own expense and for its own exclusive benefit and CURIS thereafter shall not be licensed under such patent or patent application.

7.5	In the event that one or more of the Licensed Patent(s) are the subject of a Declaration of Interference by the U.S. Patent and Trademark Office as interfering with claims in one or more Harvard University Patents/Applications or Columbia University Patents/Applications which is also exclusively licensed by CURIS, JOHNS HOPKINS and the UNIVERSITY OF WASHINGTON agree to negotiate, in good faith, a reasonable settlement agreement simplifying issues involved in determining priority and/or to resolve respective rights with regard to any such patent applications which may ultimately be the subject of interference proceedings, such that a mechanism for terminating the interference is developed which awards priority to the appropriate party.

Article 8

Royalty Reports, Payments, And Accounting

8.1	CURIS will make quarterly written reports and earned royalty payments to JOHNS HOPKINS beginning with the first sale of a Licensed Product(s) and/or Developed Product(s) by CURIS, its Affiliate(s), Sublicensee(s) or Developed Product Licensee(s). These reports and payments will be due within forty five (45) days after the end of each of CURIS’ fiscal quarters, except for the last quarter of each fiscal year, the reports and payments being instead due ninety (90) days after the end of CURIS’ fiscal year. The report will be provided substantially in the format of Appendix E attached to this Agreement and shall include the number, description and aggregate Net Sales of Licensed Product(s) and Developed Product(s) sold as well as the calculation of royalty payments due to JOHNS HOPKINS under Article 6.3 and 6.5 for the completed calendar year. CURIS will also include the payment of royalties for the calendar year covered by the report.

8.2	CURIS must keep and maintain true and accurate records and cause its Affiliate(s), Sublicensee(s) or Developed product Licensee(s) to keep and maintain such records for a period of three (3) years following the period of each report required under Article 8.1 herein showing the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under this Agreement. These records will include general ledger records in accordance with generally accepted accounting principles showing cash receipts and expenses, and records that include production records, customers, serial numbers and related information in sufficient detail to be able to determine the royalties owed to JOHNS HOPKINS. CURIS and its Affiliate(s) shall also permit and shall use reasonable efforts to cause Sublicensee(s) or Developed Product Licensee(s) to permit JOHNS HOPKINS and its agents to examine books and records when necessary to verify reports described in Article 8.1 during regular business hours upon ten (10) business days’ written notice to CURIS. JOHNS HOPKINS or its agents will make the examination at JOHNS HOPKINS’ expense. If the audit reveals five percent (5%) or more under reporting of royalties due JOHNS HOPKINS, CURIS will pay the audit costs.

Article 9

Negation Of Warranties

9.1	Nothing in this Agreement can be construed as:

(a)	A warranty or representation by JOHNS HOPKINS, HHMI or the UNIVERSITY OF WASHINGTON as to the validity or scope of any Licensed Patent(s);

(b)	A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of other patents, copyrights, or any other rights not included in Licensed Patent(s);

(c)	An obligation to bring or prosecute actions or suits against third parties for infringement, except as described in Article 13; or

(d)	Granting by implication, estoppel, or otherwise any licenses or rights under existing patents or other rights of JOHNS HOPKINS, HHMI, the UNIVERSITY OF WASHINGTON or other persons other than Licensed Patent(s), regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent(s).

9.2	Representation. JOHNS HOPKINS and the UNIVERSITY OF WASHINGTON warrant that they have good and marketable title to their interest in the Inventions claimed under Licensed Patent(s) and Licensed Material(s) with the exception of certain retained rights of the United States Government, which may apply if any part of the JOHNS HOPKINS and UNIVERSITY OF WASHINGTON research was funded in whole or in part by the United States Government, or HHMI. JOHNS HOPKINS and UNIVERSITY OF WASHINGTON do not warrant the validity of any patents or that practice under such patents or use of such material shall be free of infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 9.2, CURIS, AFFILIATED COMPANIES AND SUBLICENSEE(S) AGREE THAT THE LICENSED PATENTS AND LICENSED MATERIALS ARE PROVIDED “AS IS”, AND THAT JOHNS HOPKINS AND UNIVERSITY OF WASHINGTON MAKE NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PATENTS AND LICENSED MATERIALS INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY, OR WITH RESPECT TO THEIR UTILITY IN MAKING A LICENSED PRODUCT(S) OR DEVELOPED PRODUCT(S) OR THE USEFULNESS OF SUCH A LICENSED PRODUCT(S) OR DEVELOPED PRODUCT(S). JOHNS HOPKINS AND UNIVERSITY OF WASHINGTON DISCLAIM ALL WARRANTIES WITH REGARD TO PRODUCT(S) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JOHNS HOPKINS AND

UNIVERSITY OF WASHINGTON ADDITIONALLY DISCLAIM ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JOHNS HOPKINS, UNIVERSITY OF WASHINGTON AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF JOHNS HOPKINS AND UNIVERSITY OF WASHINGTON HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT. CURIS, AFFILIATED COMPANIES, SUBLICENSEE(S) AND DEVELOPED PRODUCT LICENSEE(S) ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND/OR SERVICE MANUFACTURED, USED, OR SOLD BY CURIS, ITS AFFILIATED COMPANIES, SUBLICENSEE(S) AND DEVELOPED PRODUCT LICENSEE(S) WHICH IS A LICENSED PRODUCT(S) OR DEVELOPED PRODUCT(S) AS DEFINED IN THIS AGREEMENT.

Article 10

Indemnification

10.1	JOHNS HOPKINS, UNIVERSITY OF WASHINGTON, HHMI and the Inventors will have no legal liability exposure to third parties if JOHNS HOPKINS and UNIVERSITY OF WASHINGTON do not license the Licensed Product(s). Any royalties JOHNS HOPKINS and UNIVERSITY OF WASHINGTON, HHMI and the Inventors may receive under such license will not provide adequate compensation for such legal liability exposure. Therefore, JOHNS HOPKINS and UNIVERSITY OF WASHINGTON require CURIS to protect JOHNS HOPKINS, UNIVERSITY OF WASHINGTON, HHMI and Inventors from such exposure to the same manner and extent to which insurance, if available, would protect JOHNS HOPKINS, UNIVERSITY OF WASHINGTON, HHMI and Inventors. Furthermore, JOHNS HOPKINS, UNIVERSITY OF WASHINGTON, HHMI and the Inventors will not, under the provisions of this Agreement or otherwise, have control over the manner in which CURIS or its Affiliated Companies, Sublicensee(s) or Developed Product Licensee(s) or those operating for its account or third parties who purchase Licensed Product(s) or Developed Product(s) from any of the foregoing entities, develops, manufactures, markets or practices the Inventions of Licensed Product(s) and/or Developed Product(s). Therefore, CURIS, Affiliated Company, Sublicensee(s) and Developed Product Licensee(s) shall indemnify, defend with counsel reasonably acceptable to JOHNS HOPKINS and UNIVERSITY OF WASHINGTON, and hold JOHNS HOPKINS and UNIVERSITY OF WASHINGTON, The Johns Hopkins Health Systems, and their respective present and former trustees, officers, Inventors of Licensed Patent(s) and Licensed Material(s), agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entities, whether or not JOHNS HOPKINS, UNIVERSITY OF WASHINGTON or said Inventors, either jointly or severally, is named as a party defendant in any such lawsuit and whether or not JOHNS HOPKINS, UNIVERSITY OF WASHINGTON or the Inventors are alleged to be negligent or otherwise responsible for any injuries to persons or property.

HHMI and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”), will be indemnified, defended by counsel acceptable to HHMI, and held harmless by CURIS, Affiliated Company or any Sublicensee(s) and Developed Product Licensee(s) from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee.

Practice of the inventions covered by Licensed Product(s) and/or Developed Product(s), by an Affiliated Company, agent, Sublicensee(s), Developed Product Licensee(s) or a third party on behalf of or for the account of CURIS or by a third party who purchases Licensed Product(s) and/or Developed Product(s) from CURIS, shall be considered CURIS’s practice of said inventions for purposes of this Paragraph 10.1. The obligation of CURIS to defend and indemnify as set out in this Paragraph 10.1 shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an Affiliate, Sublicensee(s) or Developed Product Licensee(s), and shall not be limited by any other limitation of liability elsewhere in this Agreement.

10.2	In addition to the foregoing, CURIS must maintain, during the term of this Agreement, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carrier to cover the activities of CURIS and its Sublicensee(s). This insurance must provide, by the date of first clinical testing, minimum units of liability of $2,000,000 and must include JOHNS HOPKINS, HHMI and the UNIVERSITY OF WASHINGTON, and their respective trustees, directors, officers, employees, students, and agents as additional insureds. This insurance will be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement. At JOHNS HOPKINS’s request, CURIS will furnish a Certificate of Insurance evidencing primary coverage and requiring 30 days prior written notice of cancellation or material change to JOHNS HOPKINS. CURIS will advise JOHNS HOPKINS, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of CURIS must be primary coverage; insurance of JOHNS HOPKINS, HHMI and the UNIVERSITY OF WASHINGTON will be excess and noncontributory.

Article 11

Product Marking

CURIS will mark and will cause its Affiliate(s) and Sublicensee(s) to mark Licensed Product(s) (or their containers or labels) made, sold, or otherwise disposed of under the license granted in this Agreement with the words “Patent Pending,” if no patent on the Invention has issued and with the numbers of the Licensed Patent(s) when a patent has issued in accordance with each country’s patent laws.

Article 12

Use of Names And Marks

Except as otherwise required by law, CURIS, its Affiliate(s), Sublicensee(s) or Developed Product Licensee(s) (if any) will not identify JOHNS HOPKINS, HHMI or the UNIVERSITY OF WASHINGTON or any of their constituent parts, such as the Johns Hopkins Hospital or any contraction thereof in any promotional advertising or other promotional materials to be disseminated to the public or use the name of any faculty member, employee, or student or any trademark, service mark, trade name, or symbol of JOHNS HOPKINS, HHMI or the UNIVERSITY OF WASHINGTON without prior written consent from an authorized representative of the institution whose name is proposed to be used, which institution shall be provided with at least seven (7) business days for review or consent for such public disclosure, which consent shall not be unreasonably withheld; provided, however, that CURIS shall have the right, without obtaining consent, to confirm the existence and general content of this Agreement. For the purposes of this Paragraph, notice to HHMI should be directed to:

Howard Hughes Medical Institute

4000 Jones Bridge Road

Chevy Chase, Maryland 20815

Attn.: Office of the General Counsel

Article 13

Infringement By Others: Protection Of Patents

13.1	CURIS will promptly inform JOHNS HOPKINS of any suspected infringement of a Licensed Patent(s). During the Exclusive period of this Agreement, JOHNS HOPKINS and CURIS each have the right to institute an action for infringement of the Licensed Patent(s) against a third party as follows:

(a)	If CURIS and JOHNS HOPKINS agree to institute suit jointly, the suit will be brought in both their names, the out-of-pocket costs and any recovery or settlement will be divided equally. CURIS and JOHNS HOPKINS will agree to the manner in which they exercise control over the action. JOHNS HOPKINS may, if it so desires, also be represented by and pay for separate counsel;

(b)	If there is no agreement to institute a suit jointly, CURIS may institute suit, and, at its option, join JOHNS HOPKINS and/or the UNIVERSITY OF WASHINGTON as co-plaintiff(s). If CURIS decides to institute suit, then it will notify JOHNS HOPKINS in writing. CURIS will pay the entire cost of litigation and be entitled to retain the entire amount of any recovery or settlement. However any recovery in excess of litigation costs, and the basis for such awarded recovery, will be used to calculate lost Net Sales, and CURIS will pay JOHNS HOPKINS royalties as indicated in Article 6.3 and 6.5. This right to sue for infringement shall not be used in an arbitrary or capricious manner.

13.2	Should CURIS commence a suit under Article 13.1 but then decide to abandon the suit, it will give timely notice to JOHNS HOPKINS. The other party may continue prosecution of the suit if such party (not CURIS) will pay all future expenses.

13.3	In the event that any judgment action alleging invalidity or noninfringement of any of the Licensed Patents shall be brought against CURIS, JOHNS HOPKINS, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense, provided, however, should CURIS bring an invalidity action against Licensed Patents, JOHNS HOPKINS may immediately defend such suit.

Article 14

Right to further Sublicense

CURIS may sublicense to others under this Agreement so long as such Sublicense includes provisions for the benefit of JOHNS HOPKINS, UNIVERSITY OF WASHINGTON and HHMI materially consistent with the following sections of this Agreement: Article 3.3 (“Retained Rights”), Article 8.2 (“Record Retention”), Article 9.2 (“Representations”), Article 10.1 (“Indemnification”), Article 12 (“Use of Name”), Article 10. 2 (“Product Liability”), and Articles 15.3 and 15.5 (“Obligations and Duties upon Termination”). CURIS agrees to provide JOHNS HOPKINS with a copy of each executed Sublicense agreement within ten (10) days thereafter. Each Sublicense shall specifically reference and give recognition to this Agreement and shall in any event not conflict with the terms of this Agreement nor exceed the scope of sublicensing authority granted to CURIS under this Agreement. The Sublicense shall name JOHNS HOPKINS, UNIVERSITY OF WASHINGTON and HHMI as intended third party beneficiaries of the obligations of Sublicensee without imposition of obligation or liability on the part of JOHNS HOPKINS, UNIVERSITY OF WASHINGTON, HHMI or their Inventors to the Sublicensee.

Article 15

Termination of Agreement

15.1	Termination By Any Party. This Agreement may be terminated by any party, in the event that the other party (a) files or has filed against it a petition under the Bankruptcy Act, makes an assignment for the benefit of creditors, has a receiver appointed for it or a substantial part of its assets, or otherwise takes advantage of any statute or law designed for relief of debtors or (b) fails to perform or otherwise breaches any of its obligations hereunder, if, following the giving of notice by the terminating party of its intent to terminate and stating the grounds therefor, the party receiving such notice shall not have cured the failure or breach within thirty (30) days. In no event, however, shall such notice or intention to terminate be deemed to waive any rights to damages or any other remedy, which the party giving notice of breach may have as a consequence of such failure or breach.

15.2	CURIS may terminate this Agreement by giving JOHNS HOPKINS a ninety (90) day notice in writing.

15.3	If this Agreement is terminated, the parties shall be released from all obligations and duties imposed or assumed hereunder to the extent so terminated, except as expressly provided to the contrary in this Agreement. Termination of this Agreement, for whatever reason, shall not affect the obligation of either party to make any payments for which it is liable prior to or upon such termination. Termination shall not affect JOHNS HOPKINS’s and the UNIVERSITY OF WASHINGTON’S right to recover unpaid royalties, fees, reimbursement for patent expenses, or other forms of financial compensation incurred prior to termination. Upon termination, CURIS shall submit a final royalty report to JOHNS HOPKINS and any royalty payments, fees, un-reimbursed patent expenses and other financial compensation due JOHNS HOPKINS and the UNIVERSITY OF WASHINGTON shall become immediately payable, and all Licensed Material(s) shall be returned to JOHNS HOPKINS Inventors or destroyed. Furthermore, upon termination of this Agreement, all rights in and to the licensed technology including Licensed Patent(s) and Licensed Material(s) shall revert immediately to JOHNS HOPKINS and the UNIVERSITY OF WASHINGTON at no cost. Upon termination of this Agreement, any Sublicensee(s) shall become a direct licensee of JOHNS HOPKINS, provided that JOHNS HOPKINS’s obligations to Sublicensee(s) are no greater than JOHNS HOPKINS’s obligations to CURIS under this Agreement. CURIS shall provide written notice of such to each Sublicensee(s) with a copy of such notice provided to JOHNS HOPKINS.

15.4	In the event that claims in any Licensed Patent(s) or Hedgehog Patent Application, or in any divisions, continuations, reissues, reexamines, extensions, or CIPs thereof, have been canceled pursuant to Article 7.5 prior to termination of this Agreement, CURIS shall continue to pay royalties pursuant to Article 6, subject to the terms of an agreement between the parties to the interference, which finally settles all issues of the interference.

15.5	Obligation regarding Developed Products. Termination shall not affect CURIS’s, Affiliated Company’s, Developed Product Licensee’s or Sublicensees’s obligation under Articles 3.2, 6.3 and 6.5 to pay royalty to JOHNS HOPKINS on Developed Product(s) to the extent such Developed Products were discovered during the term of this Agreement or the Original Agreement

Article 16

Assignment of Agreement

CURIS may not assign this Agreement without the prior written consent of JOHNS HOPKINS and UNIVERSITY OF WASHINGTON, except that CURIS may assign this Agreement to an Affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement.

Article 17

Mediation of Disputes

17.1	In the event of any controversy or any disputed claim arising from this Agreement, excluding any dispute relating to patent validity or infringement, the Parties shall first attempt in good faith to resolve the dispute by discussions and/or negotiations directly involving appropriate representatives of such of the Parties having authority to resolve the dispute.

17.2	In the event direct negotiations fail, the Parties shall attempt in good faith to resolve the dispute by mediation. Either party may initiate a mediation proceeding by request in writing to the other party. Thereupon, both Parties will be obligated to engage in a mediation. The proceeding will be conducted in accordance with the presently effective American Arbitration Association (the “AAA”) Commercial Mediation Rules, a copy of which is attached as Appendix D. If the Parties have not agreed within thirty (30) days of the request for mediation on the selection of a mediator willing to serve, the AAA, upon the request of either party, shall appoint a qualified mediator. Efforts to reach a settlement will continue until the conclusion of the proceeding, which is deemed to occur when (a) a written settlement is reached, or (b) the mediator concludes and informs the Parties that further efforts would not be useful, or (c) the Parties agree in good faith that an impasse has been reached, or (d) ninety (90) days after the selection of a mediator in the case of termination proceedings initiated pursuant to Article 5.1 or longer as reasonably required by the mediator.

17.3	In the event the dispute should fail to be resolved by mediation, either party may seek any available remedies under law.

17.4	Notwithstanding the foregoing, any dispute affecting the rights or property of HHMI shall not be subject to the mediation or other alternative dispute resolution provisions set forth above.

Article 18

Notices

Notices are to be written and:

(i)	deposited in the United States mail, registered or certified, or

(ii)	sent via reputable overnight courier service,

and addressed as follows:

TO JOHNS HOPKINS:	Office of Licensing and Technology Development Johns Hopkins University 100 N. Charles St., 5th Floor Baltimore, Maryland 21201 Attention: Director

TO UNIVERSITY OF WASHINGTON:	Office of Technology Transfer University of Washington 4311 11th Ave NE, Suite 500 Seattle, Washington 98105 Attention: Director

TO HHMI: (for purposes of Article 12 only)	Howard Hughes Medical Institute 4000 Jones Bridge Road Chevy Chase, Maryland 20815 Attention: Office of General Counsel

TO CURIS:	Curis, Inc. 45 Moulton Street Cambridge, MA 02138 Attention: CEO

TO CURIS: with a copy to	Ropes & Gray One International Place Boston, MA 02110 Attention: Matthew P. Vincent, Ph.D., J.D.

Either party may change its address upon written notice to the other party. Mailed notices shall be deemed to be received on the third business day following the date of mailing. Notices sent by overnight courier shall be deemed received the following business day.

Article 19

No Waiver absent writing

None of the terms of this Agreement can be waived except by written consent.

Article 20

Applicable Law

This Agreement is governed by the laws of the State of Massachusetts applicable to agreements negotiated, executed and performed within Massachusetts.

Article 21

Miscellaneous

21.1	Compliance with all laws. In all activities undertaken pursuant to this Agreement, JOHNS HOPKINS, the UNIVERSITY OF WASHINGTON and CURIS covenant and agree that each party will in all material respects comply with such Federal, state and local laws and statutes, as may be in effect at the time of performance and all valid rules, regulations and orders thereof regulating such activities.

21.2	Amendments. CURIS, JOHNS HOPKINS and the UNIVERSITY OF WASHINGTON acknowledge that they have read this entire Agreement and that this Agreement, including the attached Appendices constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which communications are merged herein. It is expressly understood and agreed that (i) there being no expectations to the contrary between the parties hereto, no usage of trade, verbal agreement or another regular practice or method dealing within any industry or between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement; and (ii) this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by the parties hereto.

21.3	Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party hereto, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

21.4	Force Majeure. If either party fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution, or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the parties to resume performance under this Agreement, provided however, that in no event shall such time extend for a period of more than one hundred eighty (180) days.

21.5	Survival. All representations, warranties, covenants and agreements made herein and which by their express terms or by implication are to be performed after the execution and/or termination hereof, or are prospective in nature, shall survive such execution and/or termination, as the case may be. This shall include Articles 6.5 (b) and (c), 6.7 (Late Payments), 3.2 (Obligation regarding Developed Product(s)) and Articles 8, 9, 10, 12, 15.4, 15.5 and 21.6.

21.6	Third Party Beneficiary. HHMI is not a party to this Agreement and has no liability to any licensee, CURIS, Affiliated Company or any Sublicensee(s), Developed Product Licensee(s) or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of the Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

21.7	Headings. Article headings are for convenient reference and not a part of this Agreement. All Exhibits are incorporated herein by this reference.

21.8	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers or representatives. This Agreement may be signed in triplicate counterparts, each of which is deemed an original.

Accepted by:

CURIS, INC. /s/ M. ELIZABETH POTTHOFF Signature M. E. Potthoff Print Name General Counsel Title 10/13/03 Date	THE JOHNS HOPKINS UNIVERSITY /s/ WILLIAM P. TEW Signature William P. Tew Print Name Associate Provost and Associate Dean, Ltd. Title 10/9/2003 Date

THE UNIVERSITY OF WASHINGTON /s/ PAULA SZOKA Signature Paul Szoka Print Name Director of Technology Licensing Title November 12, 2003 Date

Appendix A

Hedgehog Patent Applications

	Serial No.	Country	Filing Date	Patent No.	Issue Date
1	[**]	[**]	[**]	[**]	[**]
2	[**]	[**]	[**]	[**]	[**]
3	[**]	[**]	[**]
4	[**]	[**]	[**]	[**]	[**]
5	[**]	[**]	[**]
6	[**]	[**]	[**]	[**]	[**]
7	[**]	[**]	[**]
8	[**]	[**]	[**]
9	[**]	[**]	[**]
10	[**]	[**]	[**]
11	[**]	[**]	[**]
12	[**]	[**]	[**]	[**]	[**]
13	[**]	[**]	[**]	[**]	[**]
14	[**]	[**]	[**]
15	[**]	[**]	[**]
16	[**]	[**]	[**]
17	[**]	[**]	[**]
18	[**]	[**]	[**]
19	[**]	[**]	[**]
20	[**]	[**]	[**]
21	[**]	[**]	[**]

Appendix B

1.	Hedgehog genes and proteins encoded by the genes, including:

[**]

2.	Fragments and/or truncated forms of the above genes, including:

[**]

[**]

Appendix C

Performance Milestones for Determination of

Diligence in the Development of Licensed Products or Developed Products

	Identification of Lead Compound	Submission of IND	Commencement of Phase II	Commencement of Phase III
(a) [**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

Appendix D

Copy of

American Arbitration Association (AAA)

Commercial Mediation Rules

begins on the Following Page

Commercial
53D	Mediation Rules[1]

1.	Agreement of Parties

Whenever, by stipulation or in their contract, the parties have provided for mediation or conciliation of existing or future disputes under the auspices of the American Arbitration Association (AAA) or under these rules, they shall be deemed to have made these rules, as amended and in effect as of the date of the submission of the dispute, a part of their agreement.

3.	Initiation of Mediation

Any party or parties to a dispute may initiate mediation by filing with the AAA a submission to mediation or a written request for mediation pursuant to these rules, together with the appropriate administrative fee contained in the Fee Schedule. Where there is no submission to mediation or contract providing for mediation, a party may request the AAA to invite another party to join in a submission to mediation. Upon receipt of such a request, the AAA will contact the other parties involved in the dispute and attempt to obtain a submission to mediation.

4.	Request for Mediation

A request for mediation shall contain a brief statement of the nature of the dispute and the names, addresses, and telephone numbers of all parties to the dispute and those who will represent them, if any, in the mediation. The initiating party shall simultaneously file two copies of the request with the AAA and one copy with every other party to the dispute.

5.	Appointment of Mediator

Upon receipt of a request for mediation, the AAA will appoint a qualified mediator to serve. Normally, a single mediator will be appointed unless the parties agree otherwise or the AAA determines otherwise. If the agreement of the parties names a mediator or specifies a method of appointing a mediator, that designation or method shall be followed.

6.	Qualifications of Mediator

No person shall serve as a mediator in any dispute in which that person has any financial or personal interest in the result of the mediation, except by the written consent of all parties. Prior to accepting an appointment, the prospective mediator shall disclose any circumstance likely to create a presumption of bias or prevent a prompt meeting with the parties. Upon receipt of such information, the AAA shall either replace the mediator or immediately communicate the information to the parties for their comments. In the event that the parties disagree as to whether

[1]	Reprinted with the permission of the American Arbitration Association.

the mediator shall serve, the AAA will appoint another mediator. The AAA is authorized to appoint another mediator if the appointed mediator is unable to serve promptly.

7.	Vacancies

If any mediator shall become unwilling or unable to serve, the AAA will appoint another mediator, unless the parties agree otherwise.

8.	Representation

Any party may be represented by persons of the party’s choice. The names and addresses of such persons shall be communicated in writing to all parties and to the AAA.

9.	Date, Time, and Place of Mediation

The mediator shall fix the date and the time of each mediation session. The mediation shall be held at the appropriate regional office of the AAA, or at any other convenient location agreeable to the mediator and the parties, as the mediator shall determine.

10.	Identification of Matters in Dispute

At least ten days prior to the first scheduled mediation session, each party shall provide the mediator with a brief memorandum setting forth its position with regard to the issues that need to bc resolved. At the discretion of the mediator, such memoranda may be mutually exchanged by the parties.

At the first session, the parties will be expected to produce all information reasonably required for the mediator to understand the issues presented.

The mediator may require any party to supplement such information

11.	Authority of Mediator

The mediator does not have the authority to impose a settlement on the parties but will attempt to help them reach a satisfactory resolution of their dispute. The mediator is authorized to conduct joint and separate meetings with the parties and to make oral and written recommendations for settlement. Whenever necessary, the mediator may also obtain expert advice concerning technical aspects of the dispute, provided that the parties agree and assume the expenses of obtaining such advice. Arrangements for obtaining such advice shall be made by the mediator or the parties, as the mediator shall determine.

The mediator is authorized to end the mediation whenever, in the judgment of the mediator, further efforts at mediation would not contribute to a resolution of the dispute between the parties.

12.	Privacy

Mediation sessions are private. The parties and their representatives may attend mediation sessions. Other persons may attend only with the permission of the parties and with the consent of the mediator.

13.	Confidentiality

Confidential information disclosed to a mediator by the parties or by witnesses in the course of the mediation shall not be divulged by the mediator. All records, reports, or other documents received by a mediator while serving in that capacity shall be confidential. The mediator shall not be compelled to divulge such records or to testify in regard to the mediation in any adversary proceeding or judicial forum.

The parties shall maintain the confidentiality of the mediation and shall not rely on, or introduce as evidence in any arbitral, judicial, or other proceeding:

(a)	views expressed or suggestions made by another party with respect to a possible settlement of the dispute;

(b)	admissions made by another party in the course of the mediation proceedings;

(c)	proposals made or views expressed by the mediator, or

(d)	the fact that another party had or had not indicated willingness to accept a proposal for settlement made by the mediator.

13.	No Stenographic Record

There shall be no stenographic record of the mediation process.

1.	Termination of Mediation

The mediation shall be terminated:

(a)	by the execution of a settlement agreement by the parties;

(e)	by a written declaration of the mediator to the effect that further efforts at mediation are no longer worthwhile; or

(f)	by a written declaration of a party or parties to the effect that the mediation proceedings are terminated.

15.	Exclusion of Liability

Neither the AAA nor any mediator is a necessary party in judicial proceedings relating to the mediation. Neither the AAA nor any mediator shall be liable to any party for any act or omission in connection with any mediation conducted under these rules.

1.	Interpretation and Application of Rules

The mediator shall interpret and apply these rules insofar as they relate to the mediator’s duties and responsibilities. All other rules shall be interpreted and applied by the AAA.

2.	Expenses

The expenses of witnesses for either side shall be paid by the party producing such witnesses. All other expenses of the mediation, including required traveling and other expenses of the mediator and representatives of the AAA, and the expenses of any witness and the cost of any proofs or expert advice produced at the direct request of the mediator, shall be borne equally by the parties unless they agree otherwise.

Administrative Fees

The case filing or set-up fee is $300. This fee is to be borne equally or as otherwise agreed by the parties.

Additionally, the parties are charged a fee based on the number of hours of mediator time. The hourly fee is for the compensation of both the mediator and the AAA and varies according to region. Check with your local office for specific availability and rates.

There is no charge to the filing party where the AAA is requested to invite other parties to join in a submission to mediation. However, if a case settles after AAA involvement but prior to dispute resolution, the filing party will be charged a $150 filing fee.

The expenses of the AAA and the mediator, if any, are generally borne equally by the parties. The parties may vary this arrangement by agreement.

Where the parties have attempted mediation under these rules but have failed to reach a settlement, the AAA will apply the administrative fee on the mediation toward subsequent AAA arbitration, which is filed with the AAA within ninety days of the termination of the mediation.

Deposits

Before the commencement of mediation, the parties shall each deposit such portion of the fee covering the cost of mediation as the AAA shall direct and all appropriate additional sums that the AAA deems necessary to defray the expenses of the proceeding. When the mediation has terminated, the AAA shall render an accounting and return any unexpended balance to the parties.

Refunds

Once the parties agree to mediate, no refund of the administrative fee will be made.

APPENDIX E

QUARTERLY SALES & ROYALTY REPORT

FOR AMENDED AND RESTATED AGREEMENT AMONG CURIS,

JOHNS HOPKINS AND UNIVERSITY OF WASHINGTON DATED

JUNE 1, 2003

FOR PERIOD OF                      TO

TOTAL ROYALTIES DUE FOR THIS PERIOD $

PRODUCT ID	PRODUCT NAME	*JHU REFERENCE	1st COMMERCIAL SALE DATE	TOTAL NET SALES	ROYALTY RATE	AMOUNT DUE

*	Please provide the JOHNS HOPKINS Reference Number or Patent Reference

This report format is to be used to report quarterly royalty statements to JOHNS HOPKINS. It should be placed on CURIS letterhead and accompany any royalty payments due for the reporting period. This report shall be submitted even if no sales are reported.

APPENDIX F

CURIS, INC.

STOCK AGREEMENT

This Agreement (“Agreement”) dated as of September 30, 2003 is entered into by and among Curis, Inc., a Delaware corporation (“CURIS”), the Johns Hopkins University (“JHU”), the University of Washington (“UW”), Dr. Phillip Beachy and Dr. Jeffrey Porter (collectively hereinafter the “Recipients”).

BACKGROUND

WHEREAS, CURIS, JHU and UW entered into an Agreement on September 26, 1996 (the “Original Agreement”), pursuant to which, among other things, JHU and UW licensed to CURIS certain intellectual property rights.

WHEREAS, CURIS, JHU and UW entered into an Amended and Restated Agreement, dated June 1, 2003 (the “Amended and Restated Agreement”) which amends and restates the Original Agreement, dated September 26, 1996.

WHEREAS, JHU represents that it is the owner by assignment from Dr. Philip A. Beachy, an investigator employed by Howard Hughes Medical Institute (“HHMI”), Dr. Jeffrey Porter, a former employee of HHMI and HHMI, and UW represents that it is the owner by assignment from Dr. Randall T. Moon, an investigator employed by HHMI, and HHMI of certain patent applications, inventions and any patents which may issue from such inventions, the rights to which having been licensed to CURIS according to the terms of the Amended and Restated License Agreement. In accordance with their policies and procedures, JHU and UW will share with Drs. Philip A. Beachy, Jeffrey Porter and Randall T. Moon (hereinafter the “Inventors”) a portion of any payments received upon the licensing of such intellectual property to third parties.

WHEREAS, JHU and UW have licensed certain intellectual property to CURIS pursuant to the Original Agreement, including without limitation JHU’s and UW’s interests in the Inventors’ intellectual property. JHU and UW have agreed to enter into the Amended and Restated Agreement in order to, among other things, reduce the royalty payments that JHU and UW, and by virtue of the arrangement between JHU, UW and the Inventors, the Inventors, shall be entitled to receive thereunder in consideration for the licenses granted to CURIS.

WHEREAS, in consideration for JHU’s and UW’s agreement to enter into the Amended and Restated Agreement, CURIS has agreed to issue to the Recipients shares of its Common Stock (“Common Stock”) on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

Article 22

Article 23 Issuance of Shares

Article 24Subject to the terms and conditions of this Agreement, CURIS is issuing to each of the Recipients, and each of the Recipients shall receive, the number of shares of Common Stock set forth opposite such Recipient’s name on Exhibit A at a purchase price of four dollars and thirty-nine cents ($4.39) per share. Such purchase price has been paid by virtue of the license rights provided under the Amended and Restated Agreement. The shares of Common Stock provided under this Agreement are referred to as the “Shares.”

Article 25

Article 26 Representations of the Recipients

Article 27 Each of the Recipients severally represents and warrants to CURIS as follows:

27.1	Investment. Such Recipient is acquiring the Shares, and the shares of Common Stock into which the Shares may be converted, for his or its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement, such Recipient has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. Each of JHU and UW represents that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended, (the “Securities Act”).

27.2	Authority. Such Recipient has full power and authority to enter into and to perform this Agreement in accordance with its terms. Each Recipient that is an entity represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in CURIS.

27.3	Experience. Such Recipient has made detailed inquiry concerning CURIS, its business and its personnel; the officers of CURIS have made available to such Recipient any and all written information which he or it has requested and have answered to such Recipient’s satisfaction all inquiries made by such Recipient; and such Recipient has sufficient knowledge and experience in finance and business that he or it is capable of evaluating the risks and merits of his or its investment in CURIS and such Recipient is able financially to bear the risks thereof.

Article 28

Article 29 Transfer of Shares

29.1	Restricted Shares. “Restricted Shares” means (i) the Shares and (ii) any other shares of capital stock of CURIS issued in respect of such shares (as a result of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); provided, however, that shares of Common Stock which are Restricted Shares shall cease to be Restricted Shares (x) upon any sale pursuant to a registration statement under the Securities Act, Section 4(1) of the Securities Act or Rule 144 under the Securities Act or (y) at such time as they become eligible for sale under Rule 144(k) under the Securities Act.

29.2	Requirements for Transfer.

(a)	Restricted Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Securities Act, or (ii) at the request of CURIS, CURIS first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to CURIS, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

(b)	Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Recipient to an Affiliated Party (as such term is defined below) of such Recipient, provided that the transferee agrees in writing to be subject to the terms of this Section 3 to the same extent as if it were the original Recipient hereunder, or (ii) a transfer made in accordance with Rule 144 under the Securities Act. For purposes of this Agreement “Affiliated Party” shall mean, with respect to any Recipient, any person or entity which, directly or indirectly, controls, is controlled by or is under common control with such Recipient, including, without limitation, any general partner, officer or director of such Recipient.

29.3	Lock-Up. Notwithstanding anything herein to the contrary, each Recipient agrees that he or it shall not, on or before March 30, 2004, directly or indirectly offer, sell, contract to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any Shares without the prior written consent of CURIS.

29.4	Legends. Each certificate representing Restricted Shares shall bear legends substantially in the following form:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to CURIS is obtained to the effect that such registration is not required.”

“The shares represented by this certificate are subject to restrictions on transfer pursuant to the terms of a certain stock purchase agreement with CURIS.”

The foregoing legend shall be removed from the certificates representing any Restricted Shares, at the request of the holder thereof, in the case of the first legend, at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act, and in the case of the second legend, at such time as the lock-up restrictions have lapsed.

Article 30

Article 31 Registration of Shares

31.1	Definitions. For purposes of this Section 4, each of the following terms shall have the meaning set forth below:

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Section 4.6 below.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified.

“Registration Statement” shall mean a registration statement on Form S-3 covering the resale to the public by the Recipients of the Shares.

“SEC” shall mean the Securities and Exchange Commission.

“Selling Stockholder” shall mean any Recipient owning Shares included in a Registration Statement.

31.2	Registration of Shares. At the request of the Recipients at any time on or after March 30, 2004, CURIS shall file with the SEC the Registration Statement. CURIS shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable. CURIS shall cause the Registration Statement to remain effective until the date one year after the date of filing or such earlier time as all of the Shares covered by the Registration Statement have been sold pursuant thereto.

31.3	Limitations on Registration Rights.

(a)	CURIS may, by written notice to the Recipients, (i) delay the filing or effectiveness of the Registration Statement or (ii) suspend the Registration Statement after effectiveness and require that the Recipients immediately cease sales of shares pursuant to the Registration Statement, in the event that (A) CURIS files a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a public offering of its securities or (B) CURIS is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that CURIS desires to keep confidential for business reasons, if CURIS determines in good faith that the public disclosure requirements imposed on CURIS under the Securities Act in connection with the Registration Statement would require disclosure of such activity, transaction, preparations or negotiations.

(b)	If CURIS delays or suspends the Registration Statement or requires the Recipients to cease sales of shares pursuant to paragraph (a) above, CURIS shall, as promptly as practicable following the termination of the circumstance which entitled CURIS to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Registration Statement and/or give written notice to all Recipients authorizing them to resume sales pursuant to the Registration Statement. If as a result thereof the prospectus included in the Registration Statement has been amended to comply with the requirements of the Securities Act, CURIS shall enclose such revised prospectus with the notice to Recipients given pursuant to this paragraph (b), and the Recipients shall make no offers or sales of shares pursuant to the Registration Statement other than by means of such revised prospectus.

31.4	Registration Procedures.

(a)	In connection with the filing by CURIS of the Registration Statement, CURIS shall furnish to each Recipient a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

(b)	CURIS shall use its best efforts to register or qualify the Shares covered by the Registration Statement under the securities laws of each state of the United States; provided, however, that CURIS shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(c)	If CURIS has delivered preliminary or final prospectuses to the Recipients and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, CURIS shall promptly notify the Recipients and, if requested by CURIS, the Recipients shall immediately cease making offers or sales of shares under the Registration Statement and return all prospectuses to CURIS. CURIS shall promptly provide the Recipients with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Recipients shall be free to resume making offers and sales under the Registration Statement.

(d)	CURIS shall pay the expenses incurred by it in complying with its obligations under this Section 4, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for CURIS, and fees and expenses of accountants for CURIS, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Recipients in connection with sales under the Registration Statement and (ii) the fees and expenses of any counsel retained by Recipients.

31.5	Requirements of Recipients. CURIS shall not be required to include any Shares in the Registration Statement unless:

(a)	the Recipient owning such shares furnishes to CURIS in writing such information regarding such Recipient and the proposed sale of Shares by such Recipient as CURIS may reasonably request in writing in connection with the Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

(b)	such Recipient shall have provided to CURIS its written agreement to report to CURIS sales made pursuant to the Registration Statement.

31.6	Indemnification and Contribution.

(a)	In the event of any registration of any of the Shares under the Securities Act pursuant to this Agreement, CURIS will indemnify and hold harmless each Recipient, and each other person, if any, who controls such Recipient within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such Recipient, or controlling person may become subject under the Securities Act, the Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, (ii) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by CURIS of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the Registration Statement or the offering contemplated thereby; and CURIS will reimburse such Recipient, and each such controlling person for any legal or any other expenses reasonably incurred by such Recipient, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that CURIS will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to CURIS, in writing, by or on behalf of such Recipient, or controlling person specifically for use in the preparation thereof.

(b)	Each Indemnified Party shall give notice to the Indemnifying Party promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld, conditioned or delayed); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.6 except to the extent that the Indemnifying Party is adversely affected by such failure. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if the Indemnified Party reasonably concludes that representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided further that in no event shall the Indemnifying Party be required to pay the expenses of more than one law firm per jurisdiction as counsel for the Indemnified Party. The Indemnifying Party also shall be responsible for the expenses of such defense if the Indemnifying Party does not elect to assume such defense. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)	The rights and obligations of CURIS and the Recipients under this Section 4.6 shall survive the termination of this Agreement.

31.7	Assignment of Rights. A Recipient may assign its rights under this Section 4 in connection with the transfer of some or all of its Shares, provided each such transferee agrees in a written instrument delivered to CURIS to be bound by the provisions of this Section 4.

Article 32

Article 33 Miscellaneous

33.1	Successors and Assigns. This Agreement, and the rights and obligations of each Recipient hereunder, may be assigned by such Recipient to (a) any person or entity to which Shares are transferred by such Recipient, or (b) to any affiliate, partner, member, stockholder or subsidiary of such Recipient, and, in each case, such transferee shall be deemed a “Recipient” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the transferee providing a written instrument to CURIS notifying CURIS of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement.

33.2	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

33.3	Specific Performance. In addition to any and all other remedies that may be available by law in the event of any breach of this Agreement, each Party shall be entitled to specific performance of the agreements and obligations of the other parties hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

33.4	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts (without reference to the conflicts of law provisions thereof).

33.5	Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to CURIS, at 61 Moulton Street, Cambridge, MA 02138, Attention: President, or at such other address as may have been furnished in writing by CURIS to the other parties hereto, with a copy to, Attention: General Counsel.

If to a Recipient, at its address set forth on Exhibit A, or at such other address as may have been furnished in writing by such Recipient to the other parties hereto.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

33.6	Complete Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

33.7	Amendments and Waivers. This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of CURIS and the holders of at least 51% of the Shares then held by all Recipients. Notwithstanding the foregoing, (a) this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Recipient without the written consent of such Recipient unless such amendment, termination or waiver applies to all Recipients in the same fashion. Any amendment, termination or waiver effected in accordance with this Section 5.7 shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

33.8	Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

33.9	Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

33.10	Section Headings and References. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

Executed as of the date first written above.

CURIS, INC.:

By:	/s/ M.E. POTTHOFF
Name:	M.E. Potthoff
Title:	General Counsel

RECIPIENTS:

THE JOHNS HOPKINS UNIVERSITY

By:	/s/ WILLIAM P. TEW
Name:	William P. Tew, Ph.D.
Title:	Associate Provost and Assistant Dean

By:	/s/ PHILIP A. BEACHY
Philip A. Beachy, Ph.D.

By:	/s/ JEFFREY PORTER
Jeffrey Porter, Ph.D.

THE UNIVERSITY OF WASHINGTON

By:	/s/ DOUGLAS BRECKEL
Name:	Douglas Breckel
Title:	Senior Associate Treasurer

EXHIBIT A TO APPENDIX F

List of Recipients and Shares

Name and Address of Recipients	Number of Shares issued
The Johns Hopkins University 3400 N. Charles St., Baltimore, Maryland, 21218- 2695	43,550
The University of Washington Office of Technology Transfer University of Washington 4311 11th Ave NE, Suite 500 Seattle, Washington 98105	33,000
Dr. Philip A. Beachy Chelsey Street Towson, MD 21204	17,587
Dr. Jeffrey Porter 28 Sullivan Street Lexington, MA 02420	5,863